Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Prologis 401(k) Savings Plan

Denver, CO

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-178955) of Prologis, Inc. of our report dated June 11, 2021, relating to the Statement of Net Assets Available for Benefits as of December 31, 2020 and the related Statement of Changes in Net Assets Available for Benefits for the year then ended and the related notes and supplemental schedule of the Prologis 401(k) Savings Plan which appear in this Form 11-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Denver, CO

June 11, 2021